                                                                      EXHIBIT 99
                                                                      ----------

                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                    ----------------------------------------
                          FORM 10-KSB DECEMBER 31, 2004
                          -----------------------------

Supplementary Information Required Pursuant to Section 9.4 of the
Partnership Agreement (Unaudited)

1.   Statement of Cash Available for Distribution:

                                                                                Three Months
                                                              Year Ended           Ended
                                                           December 31, 2004  December 31, 2004
                                                           -----------------  -----------------

     Net income                                                $ 2,117,000       $   308,000
     Add: Depreciation charged to income not affecting
            cash available for distribution                         87,000            17,000
          Minimum lease payments received, net
            of interest income earned, on leased accounted
            for under the  financing method                         28,000             6,000

                Net proceeds from sales of properties            4,249,000           610,000

     Less: Gain on sales of properties                          (1,593,000)         (214,000)

                 Cash from reserves                               (314,000)          (61,000)
                                                               -----------       -----------
     Cash Available for Distribution                           $ 4,574,000       $   666,000
                                                               ===========       ===========

     Distributions allocated to General Partners               $    25,000       $     4,000
                                                               ===========       ===========
     Distributions allocated to Limited Partners               $ 4,549,000       $   662,000
                                                               ===========       ===========

                                                                      EXHIBIT 99
                                                                      ----------

                    WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                    ----------------------------------------
                          FORM 10-KSB DECEMBER 31, 2004
                          -----------------------------

2.   Fees and other compensation paid or accrued by the Partnership to the
     General Partners, or their affiliates during the three months ended
     December 31, 2004:

        Entity Receiving                                  Form of
          Compensation                                 Compensation                                 Amount
     --------------------------------      ----------------------------------------------         -----------

     Winthrop Management LLC               Property Management Fees                               $     2,000

     WFC Realty Co., Inc.
     (Initial Limited Partner)             Interest in Cash Available for Distribution            $       300

     One Winthrop Properties, Inc.
     (General Partner)                     Interest in Cash Available for Distribution            $     1,700

     Linnaeus - Hampshire Realty
     Limited Partnership
     (General Partner)                     Interest in Cash Available for Distribution            $     2,800

     Quadrangle Associates I LLC
     (Limited Partner)                     Interest in Cash Available for Distribution            $   158,000

     Londonderry Holdings LLC
     (Limited Partner)                     Interest in Cash Available for Distribution            $     1,700